Exhibit 99.2

Protagonist Therapeutics to Present Updated Clinical Data for Hepcidin Mimetic PTG-300 in Polycythemia Vera at the American Society for Hematology (ASH) 2020 Annual Meeting

NEWARK, Calif., November 4, 2020 -- Protagonist Therapeutics, Inc. (NASDAQ:PTGX) today announced the acceptance of one oral and four poster presentations at the American Society for Hematology (ASH) annual meeting, taking place in a virtual format December 5-8, 2020. The abstract data includes results as of early August 2020 from the ongoing Phase 2 study of PTG-300 in the treatment of polycythemia vera. Additional updated data from the study will be available during presentations at the conference.

"This year’s ASH meeting provides an opportunity for Protagonist to share detailed findings of its PTG-300 hepcidin mimetic program for polycythemia vera (PV) at a major medical conference for the first time,” commented Dinesh V. Patel, Ph.D., Protagonist President and Chief Executive Officer. “We look forward to presenting updated results from our ongoing Phase 2 PTG-300 proof-of-concept PV study at the conference. We will also present an analysis of real world patient data and potential unmet needs in PV, as well as promising preclinical findings with a new oral hepcidin mimetic peptide. As a non-cytoreductive treatment option based on the activity of a natural hormone, PTG-300 has truly transformative potential for PV patients and we look forward to advancing PTG-300 on the path toward regulatory approval as efficiently as possible.”

Oral presentation:

1)	Title: PTG-300 Eliminates the Need for Therapeutic Phlebotomy in Both Low and High-Risk Polycythemia Vera Patients (Abstract #482)

Session: 634. Myeloproliferative Syndromes: Clinical: Clinical Trials in Polycythemia Vera

Session Date: Sunday, December 6, 2020

Presentation Time: 2:45 p.m. PST

Presenter: Marina Kremyanskaya, M.D., Ph.D., Icahn School of Medicine at Mount Sinai

Poster presentations:

2)	Title: Hepcidin Mimetic (PTG-300) Reverses Iron Deficiency While Controlling Hematocrit in Polycythemia Vera Patients (Abstract #1689)

Session: 102. Regulation of Iron Metabolism: Poster II

Date: Sunday, December 6, 2020

Presenter: Yelena Ginzburg, M.D., Icahn School of Medicine at Mount Sinai

3)	Title: Real-World Treatments and Thrombotic Events in Polycythemia Vera Patients: A Retrospective Analysis between 2018-2019 in US Population (Abstract #2998)

Session: 624. Hodgkin Lymphoma and T/NK Cell Lymphoma—Clinical Studies: Poster III

Date: Monday, December 7, 2020

Presenter: Srdan Verstovsek, M.D., Ph.D., MD Anderson Cancer Center

4)	Title: Mechanism of Systemic Iron Regulation and Hematocrit Control by Hepcidin Peptidomimetics in Pre-Clinical Models (Abstract #2594)

Session: 102. Regulation of Iron Metabolism: Poster III

Date: Monday, December 7, 2020

Presenter: Roopa Taranath, Ph.D., Protagonist Therapeutics

5)	Title: Hepcidin Peptidomimetics – Oral Efficacy in Pre-Clinical Disease Model of Iron Overload (Abstract #2592)

Session: 102. Regulation of Iron Metabolism: Poster III

Date: Monday, December 7, 2020

Presenter: Roopa Taranath, Ph.D., Protagonist Therapeutics

Abstracts are available via the ASH meeting website at https://www.hematology.org/meetings/annual-meeting.

About Protagonist Therapeutics, Inc.

Protagonist Therapeutics is a clinical stage biopharmaceutical company that utilizes a proprietary technology platform to discover and develop novel peptide-based therapeutics to address significant unmet medical needs and transform existing treatment paradigms for patients. PTG-300 is an injectable hepcidin mimetic in development for the treatment of polycythemia vera and other blood disorders. PTG-200 is an orally delivered, gut-restricted, interleukin-23 receptor specific antagonist peptide in development for the treatment of inflammatory bowel disease, with Crohn's disease as the initial indication. In addition to PTG-200, two oral peptide interleukin-23 receptor antagonist candidates from a collaboration with Janssen Biotech, Inc., are in development and have been selected for advancement into clinical studies. PN-943 is an orally delivered, gut-restricted alpha-4-beta-7 integrin specific antagonist peptide in development for the treatment of inflammatory bowel disease, with ulcerative colitis as the initial targeted indication.

Protagonist is headquartered in Newark, California. For further information, please visit http://www.protagonist-inc.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, the potential of our product candidates to improve standards of care, our ability to fund operations into future periods, and our expectations regarding the timing of the initiation of clinical trials. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "may," "will," "expect," or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our ability to develop and commercialize our product candidates, our ability to earn milestone payments under our collaboration agreement with Janssen, the impact of the current COVID-19 pandemic on our discovery and development efforts, our ability to use and expand our programs to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, and our ability to obtain and adequately protect intellectual property rights for our product candidates. Additional information concerning these and other risk factors affecting our business can be found in our periodic filings with the Securities and Exchange Commission, including under the heading "Risk Factors" contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release.

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